Exhibit 10.19 - 1997 OFFICER BONUS PLAN

The Company has adopted a 1997 Officer Bonus Plan under which all executive officers are awarded cash bonuses based on the Company's operating results. The respective bonus payments are calculated with reference to the actual pre-tax income (and revenue for the Senior Vice President Sales and Customer Support) results as measured against the 1997 Operating Plan presented and approved at the Board of Directors meeting on January 16, 1997. The pre-tax income level is measured prior to any accruals reflecting the Company's bonus payments. The pre-tax income level will be measured prior to any accruals reflecting the Company's bonus payments. No profit bonus will be paid for achievement of 50% or less of the planned objective. At
100% achievement, 100% of the profit bonus will be paid. At 150% achievement, 200% of the profit bonus will be awarded. For results between 50% and 100% and between 100% and 150%, the profit bonus will scale in a linear fashion (e.g., 50% profit bonus at 75% achievement of plan and 150% profit bonus at 125% of plan.

The "On-Plan" revenue commissions for the Senior Vice President, Sales and Customer Support, shall be measured against the revenue plan of $337.6 million (excludes Service and Eagle(TM) division revenue for which the Senior Vice President is not responsible). Revenue commissions shall be calculated at
 .033% of annual revenue without regard to a cap.